Sky Petroleum Completes Drilling

Oil Saturations Over a 100 ft Section in the Reservoir

AUSTIN, TX -- 05/24/2006 -- Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company with a development project in the United Arab Emirates, is pleased to provide a drilling progress report on the Mubarek H-2 well. Crescent Petroleum Company International Limited ("Crescent"), the operator of the Mubarek Field, reports that the drilling of the Mubarek H-2 was completed at a total depth of 15,020 feet (drilled depth). Logging of the well indicates good oil saturations over more than 100 feet in the Ilam/Mishrif reservoir section, and the well has been cased to enable testing of these zones. Testing of the well from the production platform is currently underway, and after the well has stabilized definitive results will be available within 7-10 days.

The Rani Woro jackup rig was released from the Mubarek H-2 drilling location on May 18th after completing and perforating the well, and has moved to another field nearby to drill for another operator. The Rani Woro will return to the Mubarek field to drill the second of two obligation infill wells in the third quarter 2006.

"We are very pleased that we have completed drilling operations and are now only a week or so away from beginning production," said Brent Kinney, chief executive officer at Sky Petroleum, Inc.

Crescent is one of the United Arab Emirates' most established and successful, integrated low-cost operators with over 30 years of extensive experience in the region. As operator of the Mubarek Field for over three decades, Crescent brings extensive knowledge of the subsurface conditions of the Mubarek Field. The first commercial oil was produced from the Mubarek Field in the mid-1970s and the field has been in continuous production since then.

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information, please visit www.skypetroleum.com.

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the timing and success of the proposed infill drilling programs, the contemplated continued production at the Mubarek Field, and anticipated production from the wells, if any, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan.

Investor Contact:
Michael Noonan
512-687-3427
mnoonan@skypete.com

Media Contact:
Clint Woods
713-627-2223
cwoods@piercom.com